[Tumi Letterhead]

May 23,2014

David Riley

Dear David:

It is with great pleasure that I extend our offer of employment to you as Senior Vice President, Finance of Tumi, Inc. (the "Company"). We are confident that you will be a great fit with Tumi, and that this position will provide you with an excellent opportunity for personal and professional growth.

1.	Responsibilities

As Senior Vice President, Finance, you will report to Michael J. Mardy and have the following duties and responsibilities:

•
With respect to the consolidated financial results of the Company, preparing analyses versus the plan, preparing monthly financial statements, maintaining the detailed operating plan, preparing the monthly reporting packages and analyzing the related variances to the plan.

•	In your role, more specifically, you will:

➢ Oversee and operate all financial systems including fixed asset accounting and reporting and the planning and budgeting systems.
➢    Prepare and review the monthly reporting package including preparing analyses versus the plan and last year.
➢    Review capital expenditures and the capital budget.
➢    Prepare and review monthly channel performance with Channel Heads.
➢ With the Internal audit head, coordinate and manage the annual audit.
➢    Review, implement Internal controls to enable a sox 404 certification (working in conjunction with the head of Internal Audit) .
➢    Manage, train and develop finance staff.
➢ Streamline and rationalize existing accounting systems and procedures and processes.
➢    Review various pricing structures,financial agreements and contracts.
➢ Working with the VP and Treasurer, formulate and execute finance/accounting, sales/use tax and corporate accounting policies
➢ Initiate and oversee SAP projects as appropriate to leverage the existing ERP system .
➢ Assist the CFO and the investor relations staff in preparing analyses of the company's external results to communicate with investors and analysts.

•	Working with the General Counsel, the Senior Director of SEC Reporting, and the CFO, ensure the company's financial statements and reports are in compliance with both GAAP and SEC requirements.

Reporting to you will be the Retail Controller and his/her staff, the Assistant Controller (financial accounting controller) and his/her staff and, on a dotted line, the accounting functions in Germany and in Asia (including Japan).

2.	Compensation

You will receive $10,769 .23 bi-weekly, which is equivalent to $280,000 per year. We will formally review your performance on an annual basis in order to evaluate progress toward your individual and our overall company goals. Based on your review, salary adjustments will be considered. Any salary increases will be prorated for your period of service.

In addition, if the company achieves its key performance goals, you will have the opportunity to earn an annual bonus of up to 40% of your base salary based on Company and individual performance . A maximum bonus payout reflects outstanding performance by the Company and exceptional achievement of individual goals. Any payout will be pro-rated for your period of service. You must be employed with Tumi on the date of the bonus payout to be eligible to receive any portion of your bonus for the previous year. Typically, bonus payouts are made in March.

You will also receive an automobile allowance of $500 per month.

3.	Paid Time Off

You will be eligible to accrue 22 days of paid time off on a pro-rated basis over the course of each calendar year at the rate of 1.833 days per month, totaling 11days your first year. The Employee Handbook outlines the PTO policy in its entirety. In addition, Tumi offers 11 holidays per year.

4.	Other Benefits

You may elect to be enrolled in our medical, dental, and life insurance programs. We offer long term disability insurance at no cost to you. You may purchase supplemental life insurance and participate in our discount vision program. We also offer a Flexible Benefit Account for health and dependent care. Should you have any questions regarding coverage, please feel free to contact Tracy Mazza at our New Jersey office. Your coverage will commence the first of the month following your first thirty days of service.

5.	Profit Sharing/401(k) Plan

You will be eligible to participate in the Tumi, Inc. Profit Sharing/401(k) Plan after completion of 6 months of service. You can contribute up to 60% of your salary subject to maximums established by the government. Contribution deferral amounts are pre-tax dollars, thereby reducing your taxable income. Tumi will match 100% of your elective contributions up to the first 3% of eligible compensation and 50% of your elective contributions on the next 2% of eligible compensation; maximum company match is 4%. In addition to this 401(k) program, Tumi also has a Profit Sharing program under which the company may make additional discretionary profit sharing contributions once you are eligible. Historically, profit sharing contributions have been in the range of 0-3% of base salary.

6.	Stock options

You will receive on the first date of your employment, (or if such date occurs during a time when trading in the Company's stock is prohibited due to the Company's blackout policy, in which case the award will be made on the third business day after the release of earnings or the lifting of such trading blackout) (the "Award Date"), an equity grant in the form of stock options granted under the Tumi Holdings, Inc. 2012 Long-Term Incentive Plan (the "Plan"), which have a grant date value of $100,000, determined using the accounting criteria used to determine the accounting charge for the option grant (Black Scholes method) based upon the fair market value of Tumi Holdings, Inc. stock as quoted on the NYSE which, for this purpose, is the closing price on the Award Date (the "Closing Price"). The strike price for shares of Tumi Holdings, Inc. stock that you may purchase under such stock options will be the Closing Price. Your stock options will vest in accordance with, and otherwise be subject to the terms and conditions of, the Plan and a Stock Option Agreement between you and Tumi Holdings, Inc.

In addition, you will receive on the Award Date, an equity award in the form of performance-based restricted stock units granted under the Plan, which have a grant date value at target performance of $100,000, determined using the accounting criteria used to determine the accounting charge for the stock award (Black Scholes method) based upon the Closing Price. Your stock award will vest in accordance with, and otherwise be subject to the terms and conditions of, the Plan and a Restricted Stock Unit Agreement between you and Tumi Holdings, Inc.

7.	Severance

The Employment Period shall continue until a "Separation", which shall mean the date of the occurrence of any of the following events: (i) Your resignation, death or disability or (ii) termination of the Employment Period at any time, with or without Cause, as hereinafter defined.

In the event that the Company terminates your employment without Cause, the Company shall continue to pay to you (consistent with past payroll practices) your Base Salary for a period of twelve (12) months, plus any eligible bonus due for period of employment; provided, however, that you have executed and delivered to the Company a General Release, in form and substance substantially similar to Exhibit A attached hereto. In addition, in the event that the Company terminates your employment without Cause, the Company shall pay the premiums for a period of six (6) months for your continuing medical/

hospitalization insurance provided under the Company's medical/hospitalization insurance plan pursuant to the federal legislation known as "COBRA", on the same basis as the Company paid such premiums prior to the Separation; provided, however, that you shall make a COBRA election in accordance with the said plan, the Company continues to provide coverage under the plan to the Company's employees generally, and you otherwise continue to be eligible for continuation coverage under the said plan pursuant to COBRA and the terms of the plan. The benefits set forth in this paragraph are referred to herein as the "Severance Benefits."

In the event you cease to be employed by the Company for any reason other than a termination by the Company without Cause, you shall only be entitled to receive your Base Salary through the date on which the Employment Period terminates, and you shall not be entitled to any other salary, compensation or benefits from the Company. Notwithstanding the foregoing, in the event that (i) Michael J. Mardy ceases to be employed by the Company or its parent corporation as Chief Financial Officer and (ii) within 90 days of such event, you resign your employment with the Company, unless the (A) Company then has Cause to terminate your employment and does terminate your employment for Cause, or (B) you are offered the position of Chief Financial Officer of the Company and decline such offer, you will be entitled to receive the Severance Benefits, subject to delivery of the General Release.

Except as otherwise expressly provided herein, all of your rights to salary, bonuses, fringe benefits and other compensation hereunder which accrue or become payable after the termination of the Employment Period shall cease upon such termination (other than those expressly required under applicable law, such as COBRA). The Company may offset any amounts you owe the Company against any amounts the Company owes you.

For purposes of this Agreement, "Cause" shall mean: (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company (and/or to the Company's parent and any subsidiaries and affiliated companies of the Company) or any of its or their customers or suppliers; (ii) conduct tending to bring the Company (and/or to the Company's parent and any subsidiaries and affiliated companies of the Company) into substantial public disgrace or disrepute; (iii) substantial and repeated failure to perform the duties of the office held by you as reasonably directed by the Board; (iv) gross negligence or willful misconduct with respect to the Company (and/or to the Company's parent and any subsidiaries and affiliated companies of the Company); (v) any material breach of this Agreement by you that is not cured within 10 days after the Company delivers written notice of such breach to you.

8.	Relocation

Tumi will reimburse you for expenses incurred to move your furniture and household items totaling $50,000.00.

9.	Starting Date

Your official start date will be June 30, 2014.

David, we believe that you will be a terrific addition to our Tumi Team, and look forward to you joining us. Please feel free to call me if you have any questions.

Sincerely,

/s/ Sharon Margulies
Sharon Margulies
Vice President, Human Resources

Accepted:	/s/ David J. Riley	3/27/2014
	David J. Riley	Date

APPENDIX A

GENERAL RELEASE
I, David J. Riley, in consideration of and subject to the performance by Tumi Inc., a New Jersey corporation (together with its affiliates, the "Company"), of its material obligations under the Separation of Employment Agreement executed simultaneously herewith (the "Separation Agreement"), do hereby release and forever discharge as of the date hereof the Company and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its direct or indirect owners (collectively, the "Released Parties") to the extent provided below.

I understand that any payments or benefits paid or granted to me under the Separation Agreement represent, in part, consideration for my signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in the Separation Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereinafter or breach this General Release.

Except as provided in the 5th sub-paragraph hereof, I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys' fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or any other federal or state law which regulates or otherwise applies to employment, including the New Jersey Conscientious Protection Act, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys ' fees incurred in these matters) (all of the foregoing collectively referred to herein as the "Claims").

I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by the 3rd paragraph hereof.

I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company shall not serve as the basis for any federal or state claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Separation Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in the 3rd paragraph hereof as of the execution of this General Release.

I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

I agree that I will forfeit all amounts payable by the Company pursuant to the Separation Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released

Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys' fees, and return all payments received by me pursuant to the Separation Agreement .

I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

I agree to reasonably cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession, all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will (i) reimburse me for reasonable travel expenses, including lodging and meals, upon my submission of receipts; and (ii) pay a per diem fee, in such amount as determined by the mutual agreement of me and the Company, for each day or partial day that I am providing such services.

Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Separation Agreement.

Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

I AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.
I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES    ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND HAVE DONE SO, OR, AFTER CAREFUL READING AND CONSIDERATION; I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.
I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON DATE, TO CONSIDER IT, AND THE VERSION OF THIS RELEASE IS NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF

ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

9.
I UNDERSTAND THAT ANY FACT, EVENT OR CIRCUMSTANCE OF WHICH I AM NOT NOW PRESENTLY AWARE AND WHICH I SUBSEQUENTLY BECOME AWARE OF, WHICH RELATES TO OR INVOLVES IN ANY MANNER, EITHER DIRECTLY OR INDIRECTLY, ANY ASPECT OF MY EMPLOYMENT AND CESSATION OF EMPLOYMENT, WILL NOT IN ANY MANNER EFFECT THE FINALITY AND    ENFORCEABILITY    OF THIS GENERAL RELEASE BY THE COMPANY.

Date: